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                                                                   EXHIBIT 10.43

                          TECHNOLOGY LICENSE AGREEMENT
                          ----------------------------

          THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement") is entered into as of this 23rd day of September, 1998, by and between Biocontrol Technology, Inc., a Pennsylvania corporation with principal offices at 300 Indian Springs Road, Indiana, Pennsylvania 15701 ("BICO"), and Luther Medical Products, Inc., a California corporation with principal offices at 14322 Chambers Road, Tustin, California 92780 ("Luther").

                                R E C I T A L S:
                                - - - - - - - -

          1. BICO owns technology in the field of implantable vascular access medical devices as more fully set forth in Exhibit "A" hereof (the
                                           -----------
"Technology").

          2. BICO has certain know how, background data, manufacturing, quality assurance and regulatory documents and approvals, techniques, records, expertise, protocols, devices and other confidential information which may be useful in the design, development, manufacture, marketing, use and sale of products utilizing the Technology as more fully set forth in Exhibit "B" hereof
                                                             -----------
(the "Know-How").

          3. Luther desires to use under license the Technology and the Know-How, and to develop the Technology for its own use in the manufacture and marketing of medical devices.

          4. It is the intention of the parties hereto to allow Luther to gain rapid entry into the market for implantable vascular access medical devices by making a clone of BICO's theraPORT/(R)/ implantable vascular access system and lines of products thereto, including model number(s) 1001, 1002, 1011, 1012, 1601, and 1602.

          5. Luther desires for BICO to use its best efforts to ensure that Luther is capable of an early market entry into the field of implantable vascular access medical devices and BICO has so agreed to use its best efforts in that regard.

          6. BICO has agreed to assist Luther's efforts to enter into the field of implantable vascular access medical devices by providing Luther with full and free access to all of BICO's design, manufacturing, quality assurance, and regulatory affairs documents that exist at September 23, 1998, relating solely to the technology described in Exhibit A.

          7. The parties previously executed a Proprietary Information Agreement (the "Information Agreement") in anticipation of the execution of this Agreement and a Distributorship Agreement (the "Distribution Agreement"). The parties agree that any provisions of the Information Agreement that conflict with the provisions hereof or of the Distribution Agreement shall be terminated hereby.

          8. BICO desires to grant to Luther an irrevocable, non-exclusive license to use the Technology and the Know-How and Luther desires to obtain use of the Technology and Know-How from BICO for a one-time cash consideration.

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          NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                GRANT OF LICENSE FOR THE TECHNOLOGY AND KNOW-HOW

          1.1 Subject to Luther's fulfillment of its obligations in this Agreement, BICO hereby grants to Luther (a) an irrevocable, non-exclusive right and non-transferable license (other than as set forth in Section 6.1, below) to use the Technology and the Know-How for design, development, manufacture, and sale of Luther's products; and (b) to Luther, and all purchasers and users of Luther's products using the Technology and Know-How, a grant of immunity from suit by BICO with respect thereto.

          Luther recognizes that the Technology and Know-How furnished by BICO pursuant to the terms of this Agreement may include proprietary and secret information of BICO which would not otherwise be available to Luther. Luther therefore agrees to receive such confidential Technology and Know-How only for the performance of this Agreement. However, BICO recognizes that, in the manufacture, sale and servicing of products, technical information must be given to persons not under the control of Luther and such required information may include confidential information derived from the Technology and Know-How, and BICO expressly agrees and assents to the dissemination of all information necessary for the proper manufacture and servicing of Luther's products.

          1.2 Contemporaneously with the execution of this Agreement, BICO will make available to Luther at BICO's principal offices, the Technology and Know-How.

          1.3 Luther shall use its best efforts to preserve and protect the Technology and the Know-How at its own cost and expense. Luther will be responsible for and will bear all its ongoing expenses in connection with the development of the Technology and Know-How and carrying out of Luther's operations.

          1.4 While it is expected that the Technology and the Know-How will enable Luther to develop commercially acceptable products, it is understood that BICO does not warrant or guarantee that such results will be obtained.

          1.5 No license or right is granted by implication or otherwise with respect to any matter except as specifically set forth herein.

          1.6 The use and disclosure of the Technology and the Know-How, or of any technical information acquired pursuant to this Agreement in the exercise of the rights granted by this Agreement, shall be subject to the export, assets and financial control regulations of the United States of America including, without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such Technology and Know-How, or the technical information or equipment, products or services directly produced by use of such Technology and Know-How.

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          1.7  No right is granted by this Agreement to use any registered or unregistered trademark or trade name of BICO other than the registered or unregistered trademarks or trade names of BICO's theraPORT/(R)/ product line as granted in the parties' Distributorship Agreement of even date herewith. In addition to the above, Luther, for its internal purposes, may continue to use any such trademarks or trade names of BICO as were on any materials provided by BICO to Luther in connection with the technology transfer contemplated by this Agreement. The intent of this provision, and this limited grant in respect of such technology transfer, is to remove any requirement for Luther to redraft any of such documents, all of which may be retained by Luther indefinitely.

          1.8 The parties agree that their respective rights, duties, and obligations hereunder and under the Distribution Agreement shall supersede any rights, duties, and obligations granted or undertaken pursuant to the Information Agreement. Any provisions of the Information Agreement that conflict with the provisions hereof or of the Distribution Agreement are hereby terminated.


                                   ARTICLE II

                               PAYMENT BY LUTHER

          2.1 In consideration for the grant of license for use of the Technology and Know-How to Luther by BICO, Luther agrees to pay BICO cash consideration of $50,000 upon execution and performance of this Agreement.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LUTHER

          Luther represents and warrants to BICO as follows:

          3.1 Luther is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          3.2 The execution and delivery by Luther of this Agreement and the entering into of all transactions contemplated hereby have been duly authorized by appropriate corporation action lawful under the laws of the State of California.

          3.3 This Agreement constitutes valid and legally binding obligations of Luther, enforceable in accordance with its terms.

          3.4 Neither the execution, nor the performance of Luther's obligations under this Agreement will result in the breach of the terms of or a default under any instrument, agreement, contract, order, judgment, law, regulation or rule to which Luther is subject or the Articles of Incorporation or Bylaws of Luther.

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                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BICO

          BICO represents and warrants to Luther as follows:

          4.1 BICO is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania.

          4.2 The execution and delivery by BICO of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action, lawful under the laws of the State of Pennsylvania.

          4.3 This Agreement constitutes valid and legally binding obligations of BICO, enforceable in accordance with its terms.

          4.4 Neither the execution and delivery nor the performance of the terms and conditions of this Agreement will result in a breach of the terms of or a default under any instrument, agreement, contract, order, judgment, law, regulation or rule to which BICO is subject or the Articles of Incorporation or Bylaws of BICO.

          4.5 BICO is the owner of the entire right, title, and interest in and to the Technology and Know-How and there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements, written or oral, express or implied, inconsistent with this Agreement. To the best knowledge of BICO, after due inquiry, there are no material claims, disputes, actions, proceedings, or investigations of any nature pending or threatened against or involving the Technology, or the Know-How, or BICO's rights thereto.

          4.6 There are no known defects in the drawings, designs, technical information, or specifications furnished hereunder as part of the Technology or Know-How.

          4.7 Luther will suffer from no inability to manufacture its products to any given specifications furnished hereunder as part of the Technology or Know-How.

          4.8 Neither the Technology nor the Know-How infringes any third party's rights, including United States patent rights.

          4.9 There is no pending or threatened claim or litigation contesting BICO's rights with respect to the Technology or the Know-How.


                                   ARTICLE V

                        DOMINATING OR CONFLICTING RIGHTS

          5.1 BICO agrees to indemnify and hold harmless Luther, its officers, directors, and agents, against claims of unrelated persons asserting United States patent or copyright infringement or unfair competition arising from Luther's license and use of the Technology and Know-How and all liability or loss, including reasonable attorneys' fees stemming therefrom.

Any changes or additions made to the Technology by Luther shall not be subject to the indemnification rights set forth herein.


                                   ARTICLE VI

                           NO SUBLICENSING OF RIGHTS

          6.1 Luther believes that all of the BICO technology to be transferred by BICO to Luther in accordance with this Agreement is already in the public domain and that the value thereof is that it is organized in such a manner that will allow Luther to make a rapid entry to the port market. Both parties to this Agreement recognize that it is the intention of Luther initially to produce a product that is substantially identical, e.g., a clone, to the BICO products referenced in Recital 4, above. The parties also recognize that, shortly following the execution of this Agreement, Luther may (i) produce products that utilize both the Technology and Luther-developed or otherwise acquired technology and (ii) continue to develop its product range by the addition of further Luther-developed or otherwise acquired technology.

          The parties recognize that, within three years following the execution of this Agreement, it will be impossible to identify which elements of Luther's technology were the subject of the license under this Agreement. Therefore, for such three-year period, neither this Agreement nor any other rights herein granted to Luther by BICO shall be the subject of any sublicense by Luther without the prior written consent of BICO. Any purported assignment in violation of this Section 6.1 shall be null, void and of no effect whatsoever. Luther shall not have the right to sell, license, or otherwise grant rights to third parties in the Technology and the Know-How, except in respect of manufacturing for, or sales on behalf of, Luther. This prohibition against such sales, sublicensing, or other granting of rights to third parties shall not apply in the event of a business combination transaction involving Luther or the sale of all, or substantially all, of its assets.


                                  ARTICLE VII

                                  COOPERATION

          7.1 Luther, at its expense, shall be allowed full and free access during reasonable business hours to view the operations and manufacturing processes of BICO that utilize the Technology and Know-How. During such periods, BICO shall demonstrate to Luther BICO's manufacturing process in action, or in simulated action, in order to identify additional Know-How information for Luther.

          7.2 BICO shall provide to Luther on such schedule as Luther shall require access to all documents and Know-How that BICO believes to be relevant to enable Luther to manufacture and market a clone of the products. Such access shall include, but not be limited to, BICO's relevant 510Ks, device master records, device history records, design dossiers, technical files, validation protocols, validation reports, vendor lists, bills of materials, and purchasing information. The foregoing list is not intended to be a complete listing of the relevant information that Luther may require that BICO provide to complete a successful transfer of the Technology and Know-How in order to allow Luther to manufacture and market such products. BICO shall

                                      -5-
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promptly provide to Luther copies of all documents and Know-How as Luther may request. Luther shall be permitted to make notes on any Know-How that Luther identifies, in its sole discretion, as relevant.

          7.3 BICO shall cooperate with Luther in soliciting continuous cooperation from and providing access to BICO's vendors and suppliers, and BICO shall specifically notify same that each is permitted to supply materials, components, services, or other items of value to Luther on terms equally as favorable as those provided to BICO.

          7.4 During the three-year period following the date of this Agreement, BICO shall make available to its vendors and suppliers specifically for Luther's benefit all of BICO's tooling and all related process information as necessary for vendors and suppliers to supply and service Luther's design and manufacturing requirements.

          7.5 BICO shall provide reasonable support, cooperation, and technical assistance necessary to ensure that Luther's products utilizing the Technology and Know-How are capable of an early market entry.

          7.6 BICO shall make available to Luther all current employee and consultant contact information, as required by Luther to enable it to contact such individuals for assistance in support of the transactions contemplated by this Agreement and shall permit Luther to communicate with such individuals in order to maximize Luther's potential use of the Technology and Know-How. In the event Luther deems it necessary to contact BICO's past employees and BICO deems it appropriate to do so due to some inability to address a specific matter pertaining to the Technology and Know-How, BICO shall communicate its approval of the release of confidential or potentially confidential information by said individuals to Luther, and if necessary, provide each affected individual a written waiver of confidentiality.


                                  ARTICLE VIII

                                CONFIDENTIALITY

          8.1 Each party undertakes to use its best efforts to ensure that any and all information regarding the Technology and Know-How, and any information regarding the business or business prospects of the other party and its customers obtained by such party or its employees, shall be kept strictly confidential, shall not be disclosed to third parties, and shall not be used by either party for any purpose whatsoever other than that party's performance under this Agreement without the express written permission of the other party.


                                   ARTICLE IX

                                     NOTICE

          9.1 All notices hereunder shall be in writing and shall be deemed received and effective five calendar days after being sent by registered or certified mail, postage prepaid, return receipt requested, or one calendar day after being sent by an overnight courier, fees prepaid or by confirmed facsimile transmission. All notices, requests, or demands shall be sent to the following addresses:

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     To BICO:

     Biocontrol Technology, Inc.
     300 Indian Springs Road
     Indiana, Pennsylvania 15701
     Facsimile:  (724) 349-8610

     Attention:  President

     To Luther:

     Luther Medical Products, Inc.
     14322 Chambers Road
     Tustin, California 92780-6912
     facsimile:  (714) 544-7273

     Attention:  Mr. David Rollo

          Either party shall notify the other of any change of address or facsimile number, in the manner set forth in this Article.


                                   ARTICLE X

                               DISPUTE RESOLUTION

          10.1 Arbitration. Any dispute between the parties regarding the terms and conditions of this Agreement or the interpretation or enforcement thereof (the "Arbitration Proceeding") shall be determined by binding arbitration before the American Arbitration Association in accordance with its rules for commercial arbitration.

          10.2 Venue. If BICO commences an Arbitration Proceeding, it shall be held at the offices of the American Arbitration Association in Orange County, California. If Luther commences an Arbitration Proceeding, it shall be held at the offices of the American Arbitration Association in Pittsburgh, Pennsylvania.

          10.3 Governing Law. If BICO commences an Arbitration Proceeding, this Agreement shall be governed by the laws of the State of California, without regard for choice of laws provisions. If Luther commences an Arbitration Proceeding, this Agreement shall be governed by the laws of the State of Pennsylvania, without regard for choice of laws provisions.


                                   ARTICLE XI

                                 MISCELLANEOUS

          11.1 Written Amendment. This Agreement may only be modified or amended in writing and signed by the parties hereto or their duly authorized representatives or agents.

                                      -7-
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          11.2  Waiver.  No claim or right arising out of a breach of this
Agreement may be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.

          11.3 Continuing Cooperation. Each party hereto shall upon the written request of another, promptly execute, acknowledge and deliver to such parties such additional documents and/or instruments, and take such other steps, as such party may reasonable require to evidence, maintain and/or effectuate the intent of this Agreement and/or any and all of the rights granted to such party hereunder.

          11.4 Assignment. No right or interest in this Agreement shall be assigned by either party without the written consent of the other, and no delegation of any material duty or material obligation, or of the performance of any material duty or material obligation, owed by either party shall be made without the written permission of the other.

          11.5 Successors. This Agreement and all of its provisions and obligations shall be binding upon and inure to the benefit of the parties and their heirs, successors, and assigns.

          11.6 Complete Agreement. This writing is intended by the parties to be a final expression of their agreement and is intended also as a complete and exclusive statement of the terms of their agreement. No course of prior dealings between the parties and no usage of the trade shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even if the accepting or acquiescing party has knowledge of the nature of the performance and opportunity for objection.

          11.7 Severability. If any provision or provisions herein are held to be invalid, illegal or unenforceable by a body of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          11.8 Force Majeure. If the performance of this Agreement or of any obligation hereunder, except the making of payments, is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure power or supplies, war or other violence, any law, order proclamation, regulation, ordinance, demand or requirement of any governmental agency or any other act or condition whatsoever beyond the reasonable control of a party hereto, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference provided that such party shall use its best efforts to avoid or remove such causes for non-performance and shall continue performance hereunder with the utmost dispatch as and when such causes have been removed.

///

///

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BIOCONTROL TECHNOLOGY, INC.          LUTHER MEDICAL PRODUCTS, INC.


By: /s/ David L. Purdy               By: /s/ David Rollo
    -----------------------------        -----------------------------
Name (Print): David L. Purdy             David Rollo, President
              -------------------


By: /s/ Nancy J. Saxman              By: /s/ George C. Brdlik
    -----------------------------        -----------------------------
Name (Print): Nancy J. Saxman        Name (Print): George C. Brdlik
              -------------------                  -------------------

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                                   BICO-LUTHER
                          TECHNOLOGY LICENSE AGREEMENT

                                   Exhibit A
                                   ---------

          The Technology is all proprietary and intellectual information and
              ----------
property relating to BICO's theraPORT/(R)/ implantable vascular access system and lines of products thereto, including model number(s) 1001, 1002, 1011, 1012, 1601, and 1602.

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                                   BICO-LUTHER
                          TECHNOLOGY LICENSE AGREEMENT

                                   Exhibit B
                                   ---------

     The Know-How includes, but is not limited to, all background data,
         --------
manufacturing, quality assurance and regulatory documents and approvals, techniques, records, expertise, protocols, devices and other confidential information which may be useful in the design, development, manufacture, marketing, use and sale of BICO's theraPORT/(R)/ product line together with copies of all 510K documents, device master records, device history records, design dossiers, technical files, validation protocols, validation reports, vendor lists, all bills of materials and purchasing information, designs, specifications, research notes, other technical data, and patent information, and all records and books of account relating to all prior activities of BICO in connection with the development of the theraPORT/(R)/ product line.

                                     -11-